EXHIBIT 10.19c

Date received:  February 23, 2005

Severance Protection Agreement

          1.        Purpose.   Esterline Technologies Corporation (“Esterline”) and Richard Wood (“the Executive”) have reached the following agreement concerning severance pay to provide an equitable compensation package to the Executive in conjunction with his promotion to Group Vice President. The promotion will require the Executive to move his residence and family from England to the United States. The Executive wants to ensure he will have a reasonable period of continuing income should future business changes affect the continuity of his employment with Esterline. Therefore, based on the mutual promises stated below and other consideration, Esterline and the Executive agree as follows:

          2.        Payment Eligibility.  Esterline will provide the Executive severance pay if one of the following events occurs during the “protection period”: (a) Esterline decides to end the Executive’s employment without “cause”; or (b) the Executive resigns from Esterline’s employ for “good reason.” The protection period begins when the Executive moves his residence to the United States and ends with the earlier of: (c) his normal retirement date, February 1, 2018; or (d) with any future agreement the parties might reach involving a re-assignment to a position in the United Kingdom or in France. Payment eligibility is further conditioned on the Executive signing the full release of claims on Attachment A, or such similar form satisfactory to Esterline at the time.

          3.        Severance Amount.  “Severance pay” is continuation of the Executive’s then current base salary for one year, plus one lump sum payment of “average annual incentive pay.” “Average annual incentive pay” is an amount equal to half the total cash incentive compensation the Executive earned in the two prior fiscal years.

          4.        Forfeiture.  The Executive shall forfeit all future payments under this Agreement if: (a) Esterline terminates the Executive’s employment for “cause,” as defined in paragraph 5; (b) the Executive resigns from Esterline’s employment without “good reason,” as defined in paragraph 6; or if (c) the Executive breaches this Agreement, the Invention Agreement he signed on ______________, 2005 (“the 2005 Agreement”), or any other agreement with Esterline or with an affiliated company.

          5.        Cause.  Esterline shall determine the existence of “cause” in the exercise of its good faith judgment. “Cause” means significant: (a) acts or omissions detrimental to the assets, business, or other interests of Esterline; (b) dishonesty; (c) neglect, insubordination, or failure to perform assigned responsibilities; or (d) participation in any legal action against Esterline, a customer, or an affiliated company.

          6.        Good Reason.  Esterline shall determine the existence of “good reason” in the exercise of its good faith judgment. “Good reason” means: (a) transfer to an unsuitable position, unsuitable duties, or to a work location other than the greater Seattle area, the greater London area, or France; or, (b) Esterline’s failure to pay salary or other compensation that is earned and due.

Severance Protection Agreement

          7.        Confidentiality.  The Executive affirms he will not disclose, nor has he disclosed, to any other person the existence or terms of this Agreement. Provided, however, the Executive may disclose such information to his wife and professional advisors if he secures from them this same promise of confidentiality.

          8.        Terms of Employment.  This Agreement does not alter the Executive’s status as an at-will employee, nor does it modify any other aspect of the Executive’s employment, except as specifically provided here.

          9.        Severability.  If any provision of this Agreement, or compliance by a party violates any law, then that provision, only to the extent it is in violation, shall be void and unenforceable, and the other provisions shall remain binding.

       10.        Governing Law and Enforcement.  This Agreement shall be governed for all purposes by, and construed and enforced in accordance with Washington State law. The Executive acknowledges that monetary damages alone would not adequately compensate Esterline if he breaches any of the promises contained in the 2005 Agreement. Thus he agrees Esterline shall be entitled to seek injunctive relief, damages, or other equitable remedies, without the necessity of posting bond. The prevailing party shall be entitled to an award of reasonable attorneys’ fees.

       11.        No Assignment.  Neither party may assign its rights or obligations under this Agreement without written consent from the other, except that Esterline may assign its rights under this Agreement and under the 2005 Agreement to any successor(s).

       12.        Complete Agreement.  This Agreement, the 2005 Agreement, and the offer letter dated February 9, 2005 comprise the entire agreement between the Executive and Esterline with respect to these subjects. They may be changed only by further written agreement signed by both parties.

       13.        Acknowledgment.  The Executive acknowledges he has no entitlement to the various payments provided here, except under the terms of this Agreement. By his signature below, the Executive affirms he has carefully read this Agreement and understands its contents. He understands this Agreement is final and binding, and he affirms he has signed it voluntarily.

Executive	Esterline Technologies Corporation

/s/ Richard Wood	/s/ Robert W. Cremin
Richard Wood	Robert W. Cremin Chairman, President & CEO

February 23, 2005	February 23, 2005
Date	Date

Severance Protection Agreement